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                                               ---------------------------------
                                                        OMB APPROVAL
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    FORM 3                                     OMB Number 3235-0104
----------------                               Expires: December 31, 2001
                                               Estimated average burden
                                               hours per response: .........5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*    2. Date of Event            4. Issuer Name and Ticker or Trading Symbol
                                                Requiring Statement
                                                (Month/Date/Year)                  Sohu.com Inc. (SOHU)

              Ma, Mary                             7/11/00
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 (Last)          (First)        (Middle)     3. IRS or Social Security   5. Relationship of Reporting     6. If Amendment, Date of
                                                Number of Reporting         Person to Issuer                 Original
                                                Person                        (Check all applicable)         (Month/Day/Year)
       c/o Legend Holdings Limited              (Voluntary)
                   20/F                                                      X  Director       10% Owner  __________________________
               Devon House                                                  ---            ---
               Taikoo Place                                                                               7. Individual or Joint/
             979 King's Road                                                    Officer        Other         Group Filing (Check
               Quarry Bay                                                   --- (give      --- (specify      applicable line)
               Hong Kong                                                        title below)   below)

                                                                                                             X   Form filed by One
                                                                                                            ---  Reporting Person

                                                                                                                 Form filed by More
                                                                                                            ---  than One Reporting
                                                                                                                 Person
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                                                                      Table 1 -- Non-Derivative Securities Beneficially Owned

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 1. Title of Security            2. Amount of Securities          3. Ownership            4. Nature of Indirect Beneficial
                                    Beneficially Owned               Form: Direct            Ownership
                                    (Instr. 4)                       (D) or Indirect         (Instr. 5)
                                                                     (I) (Instr. 5)
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 No securities owned
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 *If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                     (Print or Type Responses)

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    FORM 3         (continued) Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options,
----------------   convertible securities)
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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
 No securities owned
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Explanation of Responses:


                              /s/ Mary Ma                        July 11, 2000
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations Sec. 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

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